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THE PHOENIX COMPANIES, INC.
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OLIVER PRESS PARTNERS, LLC
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AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
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Attached as Exhibit 1 is the transcript of a video clip ("CNBC Street Signs") posted to http://www.raisethephoenix.com.

CNBC ‘Street Signs’ – March 7, 2008 Transcript*

_________________

*Brian Foley, one of the commentators in the video clip, is a compensation consultant who has been paid by Oliver Press Partners to review and analyze the compensation arrangements disclosed in management’s proxy statement.
_________________

ERIN BURNETT, co-anchor:

Nell Minow testified this morning. You saw her briefly in Mary's piece. She's editor-in-chief of "Board Analyst" and founder of the Corporate Library. And next to me is executive compensation expert Brian Foley. Good to have both of you with us.

Now, we saw a little bit of your economic crack highlight there, but let me know ask you what was the main point of your testimony? Were these folks paid fairly or not?

Ms. NELL MINOW (Corporate Library Editor and Co-Founder):

They were not. The main point of my testimony was that executive pay needs to be looked at like any other asset allocation made by the board in terms of return on investment, and the return on investment of these pay plans was less than a piggy bank. It was absolutely wrong, it's a total market failure, and if there was better and more effective shareholder oversight, there'd be better tie between pay and performance.

BURNETT: Brian, it's interesting when you look at these numbers. It is confusing. I mean, you just take the headlines on Stan O'Neal. $161 million retirement package when he stepped aside amidst all of this last year.

(Graphic on screen)

COMP AT COUNTRYWIDE

CEO Angelo Mozilo's 2007 Total
Compensation:
$143M

Countrywide's 2007 Losses:
$1.6B in Write-downs
Stock down 80%

Source: Committee on Oversight & Government Reform

BURNETT: Merrill lost $18 billion, or that was their write-down. Stock fell 45 percent. You look at it that way and you think what in the world were they thinking?

But he would say, 'Look, I'm not gonna get all of that money. Half of that money is mine.' I mean, it's complicated.

(Graphic on screen)

CASH AT CITI

Former CEO Charles Prince's 2007
Compensation:
$10.4M Bonus
$28M Stock

Citi's 2007 Losses:
$18B in Write-Downs
Stock down 48%

Source: Committee on Oversight and Government Reform

Mr. BRIAN FOLEY (Executive Compensation Consultant): What he would say is 'I didn't get any severance, and I didn't get any bonus for '07, and $131 of the $161 is old stock awards, and the rest is my pension'...

BURNETT: Right.

Mr. FOLEY: ...'and some deferred compensation.' And he would say, as he did in today's testimony, 'That was stuff I earned in '06 and '05 and '04.'

The unasked question is [why] did the board address the issue of whether or not to claw some of the '06 money back, for example? Stan got $47 million to $48 million in '06 based in part on decisions that came back to haunt Merrill in '07. Perhaps some of that money should've come back on the table.

----- BREAK -----

BURNETT:

But, Brian, let me ask you, I mean, see, these are big names. We've all heard of Chuck Prince or Stan O'Neal or Angelo Mozilo, but you have some other names and maybe companies that aren't as big but the compensation was rather large.

Mr. FOLEY: Well, we're very early in the proxy season for 2008, but you are already starting to see some people who have packages, potential exit packages that seem quite large.

(Graphic on screen)

WORTH IT?
PHOENIX COMPANIES' EXEC COMP.

*$1.2B Market Cap Insurer
*5.6% ROE in 2007

*Potential CEO severance package
For 2007: $49M

Mr. FOLEY: For example, there's a life insurance company called Phoenix, has about $1.2 billion market cap. The CEO of Phoenix, if there had been a change of control at the end of last year, would've walked away with $27 million in severance and stock, almost $13 million in pension, and $9 million in deferred comp for a package of about $48 million to $49 million. And this is a company that is a not a category leader. It is not even in the middle of the pack. It's a life insurance company where the ROE is less than 6 percent.

BURNETT: Sure.

Mr. FOLEY: So you step back and say, gee, maybe that deserves some more thought as to how do we get to the point where the CEO of a small company like that...

BURNETT: Right.

Mr. FOLEY: ...is worth that much money on a termination? What we saw in today's hearing is the problems that companies had in dealing with poor performance.

BURNETT: Right.

Mr. FOLEY: Whether it's systemic poor performance like at Home Depot or sudden poor performance like at Merrill Lynch and Countrywide and Citi, although people will argue about Citi as to how sudden that was.

BURNETT: But that is sure. Well, Brian, Nell, thanks to both of you.

Ms. MINOW: Thank you.

BURNETT: And among the many takeaways one could have from this discussion, certainly one would be: read the proxy. You may think that whatever company you own is small, under the radar. Well, check the comp. It might surprise you. I think Phoenix certainly gives you that lesson.